Laboratory Corporation of America -Registered Trademark- Holdings
358 South Main Street
Burlington, NC  27215
Telephone:  336-584-5171


FOR IMMEDIATE RELEASE

Contact:   336-436-4855
           Pamela Sherry
           Investor@labcorp.com

Shareholder Direct:  800-LAB-0401
                     www.labcorp.com


                   LABCORP ANNOUNCES LEGAL SETTLEMENT

Burlington, NC, September 3, 2003 - Laboratory Corporation of America -Registered Trademark- Holdings (LabCorp -Registered Trademark-) (NYSE: LH) today announced today the settlement of a lawsuit brought by its subsidiary DIANON Systems, Inc. against five former employees and Diapath LLC. The case, filed last June in Federal Court in New York, contended that the former employees had, among other things, engaged in unfair trade practices in attempt to get DIANON customers to send their samples to their new lab venture, Diapath.

Without admitting wrongdoing, the defendants agreed to certain conditions that would prevent unfair competition including the agreement not to solicit the business of certain DIANON customers for a set period of time. The defendants also agreed to dismiss their counterclaims, pay a significant monetary sum, and to discontinue the use of the name Diapath. The settlement is subject to the approval of the Court.


About LabCorp
The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America -Registered Trademark- Holdings (LabCorp - Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.5 billion in 2002 and over 24,000 employees, the Company offers more than 4,000 clinical tests ranging from routine blood analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. DIANON Systems, its Anatomic Pathology Center of Excellence, is a leader in oncology and genetic testing, and National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's
Form 10-K for the year ended December 31, 2002 and subsequent SEC filings.